EXHIBIT 10.8

PREVIEW SYSTEMS, INC.

OFFICER RETENTION, SEVERANCE, AND ACCELERATED VESTING
AGREEMENT

Name:   Murali Dharan                                                                       Date:   April 10, 2001

             Preview Systems wishes to provide you with an incentive to continue in the service of the Company through certain potential transactions and for a reasonable period of time thereafter.  If you wish to receive the benefits of the Retention Bonus, Severance and Accelerated Vesting Agreement, please sign the bottom of this letter indicating your acknowledgement and agreement to the terms described in this letter, and return it to HR no later than 5:00 p.m. on April 17, 2001.

Retention Bonus Amount:

Lump sum payment equal to twelve months of your base salary plus 100% of your target bonus for this year, reduced by applicable withholding taxes.

Severance Benefits:

•	Lump sum payment equal to six months of your base salary plus 50% of your target bonus for this year, reduced by applicable withholding taxes.

•	Up to a maximum amount of $5,000 in reimbursement for fees incurred in obtaining tax or financial accounting advice with respect to this Agreement.

•	Coverage under the Company’s director and officer liability insurance program for a period of 3 years following the termination date, but only if and to the extent that such insurance is maintained for other officers and directors of the Company in general.

•	Reimbursement for COBRA coverage under the Company’s medical, dental, and vision insurance benefits at Company expense until the earlier of December 31, 2001, or the date on which you become eligible for medical insurance coverage from another employer, or the date on which COBRA coverage is no longer available under the Company’s plans. Should COBRA coverage no longer be available, the Company will purchase an individual policy providing for equivalent coverage through December 31, 2001.

Accelerated Vesting:

•	100% of March 2001 grant

•	50% of previously unvested options or unvested stock subject to repurchase, except for grants subject to 100% accelerated vesting.

Conditions for Receipt of the Retention Bonus:  You will receive the Retention Bonus if

One of the following circumstances applies to you:
•	You continue in the active full time employment of Preview until June 30, 2001; or

•	You are terminated from your employment by Preview other than for cause before June 30, 2001.

And you meet each of the following conditions:
•	You maintain the confidentiality of this Retention Bonus offer.

•	You sign and return a general release of claims in a form provided by Preview Systems (a copy of which is attached) within the time frame described on the release.

Conditions for Receipt of Severance Benefits:

•	Your employment with the Company is terminated by the Company other than for cause.

And you meet each of the following conditions:
•	You maintain the confidentiality of this Severance offer.

•	You sign and return a general release of claims in a form provided by Preview Systems (a copy of which is attached) within the time frame described on the release.

Condition for Receipt of Accelerated Vesting:  You will receive the Acceleration of Vesting on the earlier of the following events:

•	You are employed by the Company immediately prior to the closing of a transaction involving the sale of substantially all of the Company’s assets or the acquisition of more than 50% of the voting shares of the Company’s stock.

•	Termination of your employment other than for cause, and you sign and return a general release of claims.

Preview Systems, Inc.

By:

Title: President & CEO

ACKNOWLEDGED AND ACCEPTED:

Date: